Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement No. 333-229689 of our reports dated February 21, 2019, relating to the consolidated financial statements of Fiserv, Inc. and subsidiaries (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph regarding the Company’s adoption of a new accounting standard) and the effectiveness of Fiserv, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Fiserv, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
July 26, 2019